Exhibit 19

Insider Trading Policies and Procedures

__________________________

It is a violation of Carpenter Technology Corporation’s Insider Trading Policies and Procedures (“Policies”) and federal law for any employee or director to trade in Carpenter Technology’s securities or the securities of certain other companies while he or she is aware of material nonpublic information about Carpenter Technology or such other companies, subject to the conditions and limited exceptions described herein. The Policies are designed to:
•Identify “inside information” as it develops;
•Centralize responsibility for determining whether, when and how such information is to be publicly disclosed;
•Enforce prohibitions against the selective disclosure or other misuse of inside information by employees and directors;
•Educate all employees and directors regarding their individual responsibilities with respect to inside information; and
•Prevent all employees and directors from engaging in securities trading that may violate securities law restrictions on the use of inside information.
Familiarity and compliance with the requirements reflected in these Policies is a condition of your continued employment by (or other association with) Carpenter Technology. Among other things, you may be required to certify to Carpenter Technology that you have read and understand the Policies and will comply with them.
If you have any questions about the application of the Policies, please contact Carpenter Technology’s Senior Vice President, General Counsel and Secretary (contact: Michele Rapino, Legal Administrator and Executive Assistant-Legal, mrapino@cartech.com, phone: 610-208-2102).

© 2024 Carpenter Technology Corporation. All rights reserved.

Insider Trading Policies and Procedures

Table of Contents

© 2024 Carpenter Technology Corporation. All rights reserved.

Insider Trading Policies and Procedures

INFORMATION DISCLOSURE POLICY    4
Overview and Scope    4
Information Officer and Authorized Spokespersons    4
Identifying “Material” Information    4
SECURITIES TRADING POLICY    5
Overview and Scope    5
Administration    6
Insider Trading and Tipping Prohibited    6
Consequences of Non-Compliance    6
Some Key Definitions    7
Trading Window    7
Special Blackout Periods    8
Preclearance of Transactions by Certain Persons    8
Section 16 Reporting by Directors and Executive Officers    8
Rule 144    9
Rules for "Restricted Stock" Sales    9
Special Rules for Any Sales by Affiliates    10
Pre-Arranged Trading Plans    10
Prohibition Against Hedging and Pledging Company Stock    12
Trading in the Securities of Other Companies    12
CERTIFICATIONS    12
APPENDIX I Examples of Inside Information    13
APPENDIX II CARPENTER TECHNOLOGY CORPORATION Inside Information Disclosure and Securities Trading Certification    14

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Insider Trading Policies and Procedures

OVERVIEW OF LAW AND POTENTIAL LIABILITIES
Under federal and state securities laws, material information about Carpenter Technology Corporation (“Carpenter Technology,” “Carpenter,” the “Company,” or “we”) or its business is subject to several restrictions on its use and disclosure to others, until the information has been publicly disseminated. All employees and directors of the Company – and certain persons who are related to or associated with an employee or director who are aware of such information – are prohibited from directly or indirectly taking improper personal advantage of such information or improperly passing on such information to others. These restrictions help ensure a level playing field with respect to investments in the Company’s securities, which is important to the Company for business as well as legal reasons.
The substantive policies contained in this document are presented in two major parts – one focused on who may, and who may not, disclose material information about the Company (the “Information Disclosure Policy” part); and the other focused on the special prohibition against using inside information to buy or sell securities (the “Securities Trading Policy” part). There are serious legal and penal implications for violating either set of restrictions, and the Company can terminate its relationship with any person who does so. While not a substitute for reading the specific guidelines of both policies, the following key concepts or principles may aid understanding as you proceed:
•“Inside information” is material information concerning the Company or its business that is not known by, or reasonably accessible to, the public at large;
•Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and certain other securities laws prohibit the misstatement of, or failure to disclose, a “material” fact in connection with the purchase or sale of securities. In general, information is “material” if it would likely affect the investment decision of a reasonable investor or would significantly alter the mix of information upon which a reasonable person would likely make decisions about a company or its securities;
•If an individual who possesses inside information (an “insider”) buys or sells Carpenter Technology securities, the person who bought from, or sold to, the insider may sue for damages, and the Securities and Exchange Commission (the “SEC”) could start injunctive or criminal proceedings against the insider (an insider does not need to be an employee or director of Carpenter Technology);
•Liability may be imposed on an insider who leaks inside information (a “tipper”) to others who use it in their trading activities. The receiver of the tip (a “tippee”) also is prohibited from trading on inside information received from an insider. Penalties may include fines well in excess of the profits derived from the insider trade and prison terms of up to ten years; and
•The Company may be liable for faulty, selective or incomplete disclosure of material information, regardless of whether insider or tippee trading occurs.

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Insider Trading Policies and Procedures

INFORMATION DISCLOSURE POLICY
Overview and Scope
The Company is required under federal securities laws, including Regulation FD, to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed both (i) to meet the Company’s obligations for timely disclosure of important information, and (ii) to achieve broad public dissemination of the information immediately upon its disclosure. In order to ensure that the Company is able to comply with its obligations, you may not disclose information to anyone outside the Company, including family members and friends, other than in accordance with the procedures of this Information Disclosure Policy (the “Disclosure Policy”).
In addition, you may not discuss the Company or its business on social media, on the Internet or in a similar Internet-based forum, regardless of the Company’s previous public disclosure of information about the matter being discussed.
Any discussions of material information about the Company or its business outside the provisions of this policy could lead to liability for the insider (tipper) as well as the outsider (tippee). Failure to comply with these restrictions may also be the basis for appropriate disciplinary action by the Company, including termination of employment in accordance with Carpenter Technology’s Code of Conduct and other policies, or severance of your other relationship with the Company.
Information Officer and Authorized Spokespersons
The Company has identified an officer to act as “Information Officer.” This Information Officer will rely on other senior level employees in each department or operating group to ensure that the Information Officer is aware of developments within that department or group that might be material. The current Information Officer is James D. Dee, Senior Vice President, General Counsel and Secretary.
All requests for information, comments or interviews (other than routine customer or vendor inquiries), whether from the media, analysts or stockholders, shall be directed to the Information Officer, who will clear all proposed responses. The Information Officer, the Company’s Chief Executive Officer, and the Company’s Chief Financial Officer are the only persons authorized to discuss information that might be material with securities professionals (analysts, investment managers, brokers, etc.) or holders of the Company’s securities. Other employees are not permitted to respond to such inquiries, except to the extent specifically instructed by one of these authorized spokespersons.
Identifying “Material” Information
Information concerning the Company, its business or the market for its securities that might be material frequently arises within a particular department or operating group, before it is known by senior management of Carpenter Technology. Accordingly, any employee who becomes aware of information that might be material should promptly and fully disclose the information to the head of his or her department or business unit, who in turn must disclose the information to the Information Officer. The Information Officer will make a determination as to whether or not such information is material. Until told otherwise by the department or business unit head or the Information Officer, the employee should not disclose or discuss the information with any other person (including other employees of Carpenter Technology) unless necessary for the performance by that person of his or her responsibilities to Carpenter Technology. Please see Appendix I for some examples of material information.

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Insider Trading Policies and Procedures

SECURITIES TRADING POLICY
Overview and Scope
Under Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it is fraudulent to purchase or sell securities while in possession of “material” information that has not been publicly disclosed. Violations, even unintentional ones, may be punishable under the Insider Trading and Securities Fraud Enforcement Act. This Act provides for civil penalties of up to $1,000,000 and also prescribes criminal penalties, including a prison term of up to ten years. These laws apply to all employees and directors of the Company. Certain provisions of these laws, however, have greater implications for officers and directors and for certain other persons who have special access to potentially material information.
In order to avoid any situation that may give rise to sanctions, and to avoid the appearance of impropriety where none exists, Carpenter Technology has adopted and will enforce this Securities Trading Policy (the “Trading Policy”).
The entirety of this Trading Policy applies at all times to the following four categories of persons:
(i)all directors and officers of Carpenter Technology;
(ii)all employees who report directly to any of the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) or General Counsel (“GC”) of Carpenter Technology;
(iii)all finance and accounting personnel, provided that the CFO shall periodically exempt in writing certain positions (positions that do not expose the personnel to material information) from this requirement; and
(iv)those employees of Carpenter Technology and its subsidiaries and other affiliates who are advised from time to time that their trades in Carpenter Technology securities (or the securities of another company) are prohibited, other than during a trading window period as provided herein, or under an approved pre-arranged Rule 10b5-1 Plan (as defined herein).
The foregoing persons have, or may have from time to time, access to material nonpublic information concerning Carpenter Technology.
All employees should note that the requirements discussed in more detail under “Insider Trading and Tipping Prohibited,” “Trading Window,” and “Pre-Arranged Trading Plans” below are applicable to all employees unless and until we provide written notification otherwise.

We may decide to apply the entirety of this Trading Policy to all Carpenter Technology employees at all levels within the Company, in which event an appropriate notification will be provided to you if you are not otherwise in one of the above four categories. As a result, regardless of whether you are an employee presently included within one of the above four specific categories, you should read and become familiar with this Trading Policy.
This Trading Policy also applies to the spouse, family members, and economic dependents of the above persons, and to any other person or entity over whom any such person has control. We will regard trades made by or at the direction of such other persons or entities as trades made by our employees and

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Insider Trading Policies and Procedures

directors to whom this Trading Policy applies directly. In addition, we will consider these employees and directors to be responsible for compliance with this Trading Policy by all persons whose trades are attributed to them. All references in this Trading Policy to “you” should be read to include all of such other persons or entities.
Administration
This Trading Policy is administered by Carpenter Technology’s Senior Vice President, General Counsel and Secretary, James D. Dee, who is designated as Carpenter Technology’s “Compliance Officer.” The Compliance Officer will make determinations about the application of this Trading Policy to particular situations or possible exceptions, and will otherwise interpret, administer, and enforce this Trading Policy on a day-to-day basis. The Compliance Officer will also assist you with compliance with this Trading Policy. Please contact the Compliance Officer with questions you may have about any matter discussed in this Trading Policy.
Insider Trading and Tipping Prohibited
The federal securities laws prohibit the purchase or sale of securities by a person, in breach of a fiduciary duty or other relationship of trust or confidence, while he or she is aware of material nonpublic information relating to those securities. The federal securities laws also prohibit persons who are aware of material nonpublic information from disclosing it (so-called “tipping”) to any other person who might trade in the relevant securities while in possession of the information. Accordingly, even if persons to whom direct disclosure is made do not trade on the basis of the information, the person making the initial disclosure can be deemed responsible for the trades made by subsequent persons who later received the information from a person to whom the initial disclosure was made.
For purposes of these securities laws, all Carpenter Technology employees (and not just our directors and officers) may be considered to have such a fiduciary duty or other relationship of trust or confidence with Carpenter Technology. As a result, each of you is subject to the prohibitions of these laws with respect to your trading in Carpenter Technology securities and your tipping of information to others that leads, directly or indirectly, to such trading.
It is our policy, therefore, that you may not, while aware of any material nonpublic information about Carpenter Technology, engage in any transaction involving a purchase or sale of our securities, disclose (“tip”) such information to other persons, or enter into any other transaction to take advantage of such information. The terms “material,” “nonpublic,” and “securities” are explained below in the “Some Key Definitions” section of this Trading Policy. If you have any questions about a specific transaction, you are encouraged to obtain guidance from the Compliance Officer. The ultimate responsibility, however, for adhering to this policy and avoiding improper transactions rests with you.
There are certain limited exceptions from the above prohibitions (see “Pre-Arranged Trading Plans” section of this Trading Policy). Because the exceptions are limited and will be interpreted and applied strictly, you should consult with the Compliance Officer before you act in reliance on any perceived exception.
Consequences of Non-Compliance
Under the federal securities laws, a person found to have traded securities while in possession of material nonpublic information (or to have tipped such information) may be subject to criminal fines and imprisonment, as well as civil penalties of up to three times the profit gained or loss avoided by the trading. The law also grants a private right of action against any person who violates the securities law by participating in insider trading or tipping. In other words, that person can be liable to any party who traded

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Insider Trading Policies and Procedures

in the same securities “contemporaneously” with and on the opposite side of the market from the inside trader for, generally speaking, profit gained or loss avoided.
Beyond the potential civil and criminal penalties and administrative action described above, you should be aware that any actions in violation of this Trading Policy will be grounds for appropriate disciplinary action by Carpenter Technology, including dismissal.
In addition, Carpenter Technology may be subject to substantial civil or criminal penalties should it fail to take appropriate steps if it knew, or recklessly disregarded, circumstances indicating that an employee or director was likely to engage in unlawful insider trading.
Some Key Definitions
Information is “material” if its availability would likely affect the investment decision of a reasonable investor or would significantly alter the mix of information upon which a reasonable person would likely make decisions about a company or its securities. Information concerning a company’s sales, earnings, business potential, dividends, significant acquisitions or dispositions, mergers, proposed securities issuances or repurchases, and major contracts or litigation are typical examples of “material” information. For some other examples of material information, please see Appendix I.
Information is “nonpublic” if it is not generally available to the ordinary investor in the marketplace. Information is considered to have been made public on the third business morning following its disclosure (with the day of the disclosure counting as the first business day if the disclosure is made before the market opens) by an electronic public filing with the SEC, a press release distributed through a widely disseminated news or wire service, or an announcement through a press conference or conference call that members of the public may attend or listen to and of which the public had adequate notice.
Without limiting the broader definition above, any information that is not available to an ordinary investor and could reasonably be expected to affect that investor’s trading decision is material nonpublic information. If you have any doubt as to whether information in your possession is material or nonpublic, you must not disclose that information or trade in the securities concerned without first discussing the situation with, and obtaining approval from, the Compliance Officer.
The term “securities” not only includes Carpenter Technology common stock and preferred stock, but also includes options, stock appreciation rights, and any other securities that we may issue from time to time. It also includes any other securities that relate to or derive their value from our securities, whether or not issued by Carpenter Technology, such as exchange traded options.
The term “trade” or “transaction” not only includes any purchase or sale of securities in the stock market, it also includes purchases and sales of securities pursuant to an investment direction under an employee benefit plan.
As used herein, the term “business day” or “business morning” shall mean a day on which the New York Stock Exchange is open for trading during any part of such day.
Trading Window
As a general matter, trades in Carpenter Technology securities by the persons subject to this Trading Policy can only be made within the period that (i) begins on the third business morning following the first public release of quarterly or year-end earnings by Carpenter Technology, with the day of the release counting as the first business day if the release is completed before the market opens, and (ii) ends at the close of business of the fifteenth (15th) day of the third month of each fiscal quarter (the “Trading Window”). For example, if we release our earnings on a Thursday at any time before the market

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Insider Trading Policies and Procedures

opens, persons subject to the Trading Window may trade, subject to the other terms and conditions of this Trading Policy, at any time beginning the following Monday morning. Using our fourth fiscal quarter (which ends on June 30) as an example, persons subject to the Trading Window may not trade after the fifteenth day of June and until the Trading Window reopens. For ease of reference, an annual calendar of projected public release dates for quarterly or year-end earnings, first allowable trading dates, and blackout periods is available upon request by contacting Michele Rapino at (610) 208-2102.
Even during a Trading Window, you may not trade in our securities if you are aware of material nonpublic information about Carpenter Technology. Moreover, if you are subject to our trading preclearance requirements described in “Preclearance of Transactions by Certain Persons” below, you must pre-clear transactions in our securities with the Compliance Officer, even if they are made during a Trading Window.
In addition, because of the sensitivity of trading by our personnel who have access to financial information about Carpenter Technology while our financial statements are being prepared, no trading by such persons may occur during the period between the closing of the prior Trading Window and the release of our quarterly or year-end financial information, except as may be provided for in an approved pre-arranged Rule 10b5-1 Plan.
Special Blackout Periods
Carpenter Technology may, at any time, advise certain Carpenter Technology personnel (for instance, those working on a special project), that they may not trade in our securities, or the securities of another company, until notified otherwise, even though a Trading Window is otherwise open. When that happens, no trade may be made by the notified persons. Furthermore, the notified persons may not advise any other person (other than those individuals who are subject to the blackout) of the existence of the special blackout period.
Preclearance of Transactions by Certain Persons
Because of their access to confidential information on a regular basis, all directors and executive officers who are required to file reports under Section 16 of the Exchange Act, as well as all employees who report directly to the CEO, CFO or GC (the “Restricted Group”), in addition to all restrictions addressed above, must personally obtain the approval of the Compliance Officer before initiating or completing any of the following activities involving our securities: (i) each trade (purchase or sale); (ii) any gift, contribution to a trust or similar event; (iii) an option exercise, or (iv) the adoption, modification, amendment or termination of a pre-arranged trading plan (however, after the applicable cooling-off period, transactions in an already-adopted trading plan are not subject to preclearance, as discussed below).
If, upon requesting approval or otherwise, the Restricted Group member is advised that the securities may not then be traded, that member may not buy or sell any such securities under any circumstance, nor may such member inform anyone of the restriction. This trading restriction will apply until such member receives subsequent clearance to trade.
The Compliance Officer also is subject to this Trading Policy. However, in lieu of obtaining the above approval, the Compliance Officer must notify either the CEO or the CFO before engaging in any such transaction.
Section 16 Reporting by Directors and Executive Officers
Members of the Restricted Group should promptly notify the Compliance Officer when they engage in any transaction in our securities, including transactions that take place during a Trading Window, or that were prospectively precleared in accordance with this Trading Policy, or that are excepted from certain

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Insider Trading Policies and Procedures

provisions of this Trading Policy. The purpose of such notice is to help ensure that all required reporting requirements are met. Restricted Group members are reminded of Section 16 of the Exchange Act, which prohibits directors and executive officers from purchasing and then selling, or selling and then purchasing, our securities within a six-month period and the reporting obligations imposed with respect to such “short swing” transactions.
Directors and executive officers generally must file appropriate forms with the SEC under Section 16 within two business days of each transaction in our securities. This means that multiple filings likely will be necessary if a transaction occurs over several days. Section 16 filers must ensure that these filings are made on a timely basis.
Rule 144
Rule 144 is designed to accomplish two primary objectives. First, it sets forth limitations on all sales of Carpenter Technology stock by “affiliates” of Carpenter Technology and certain other persons and entities with a special relationship to an affiliate. Second, it provides safe harbor procedures for affiliates and non-affiliates to sell shares of Carpenter Technology stock that are so-called “restricted stock” and thus would require registration under the 1933 Act before such shares could be sold by anyone.
Rule 144 defines an “affiliate” as a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Whether or not a person or entity is an “affiliate” is a question of fact dependent on all of the facts and circumstances, however, directors, officers, and 10% shareholders of Carpenter Technology are almost always considered to fall within the definition of “affiliate.” In addition, for these purposes, a sale by an “affiliate” will include any sale by (i) a spouse or relative living in the same home as the affiliate, (ii) a trust or estate in which the affiliate and/or members of the affiliate’s family sharing the same home are trustees, executors or 10% beneficiaries, and (iii) any corporation, partnership or other entity in which the affiliate or his or her family owns a 10% interest.
In general, “restricted stock” under Rule 144 refers to shares of Carpenter Technology stock that were acquired from Carpenter Technology or an affiliate of Carpenter Technology in a transaction that was not registered with the SEC. Commonly, shares of stock that are acquired in a so-called “private placement” are considered “restricted stock.” However, in almost all cases, shares of Carpenter Technology stock issued under an employee benefit or compensation program will have been registered with the SEC and, accordingly, will not be considered “restricted stock.”
Failure to comply with the requirements of Rule 144 may trigger violations of various provisions of the 1933 Act which, among other things, may give a purchaser the right to rescind his purchase of common stock and sue for damages.
    Rules for “Restricted Stock” Sales
The sale by any person of shares of “restricted stock” of Carpenter Technology would, without an exemption, require registration under the 1933 Act. Rule 144 provides a safe harbor exemption from such 1933 Act registration for both affiliates and non-affiliates. However, because affiliates must satisfy other requirements, we will discuss sales of restricted stock by them separately in the next section.
Sales of restricted stock by a non-affiliate must meet the following requirements:
•Holding Period. Shares of restricted stock must be held by the non-affiliate for at least six months before they can be sold.

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Insider Trading Policies and Procedures

•Current Public Information. If the sale by the non-affiliate takes place before the first anniversary of the date that he or she acquired the restricted stock, there must be current public information available about Carpenter Technology. This requirement should pose no obstacle if Carpenter Technology is current in the filing of its periodic reports (e.g., 10-Ks, 10-Qs and 8-Ks) under the 1934 Act.
    Special Rules for Any Sales by Affiliates
The sale by an affiliate of any shares of Carpenter Technology stock would (regardless of whether the shares are “restricted stock”), without an exemption, require registration under the 1933 Act. Rule 144 provides a safe harbor exemption from such 1933 Act registration if a sale by an affiliate meets the following requirements:
•Limitations on the Volume of Sales. The number of shares sold by the affiliate within any three-month period cannot exceed the greater of (i) 1% of Carpenter Technology’s total outstanding shares, or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which the Form 144 (see below) is filed (or if no Form 144 is filed, the date before the date the broker receives the affiliate’s order to sell the stock). The three-month period “rolls,” which means that it must always be recalculated each month.
•Current Public Information. There must be current public information available about Carpenter Technology. This requirement should pose no obstacle if Carpenter Technology is current in the filing of its periodic reports (e.g., 10-Ks, 10-Qs and 8-Ks) under the 1934 Act.
•Manner of Sale. All sales must be made in one of three ways: (i) through a broker, (ii) directly with a market maker, or (iii) in so-called “riskless principal” transactions.
•Form 144. The affiliate must file with the SEC a notice of proposed sale on Form 144, if the aggregate shares sold during any three-month period exceeds 5,000 shares or $50,000 in aggregate sales price. (Again, the three-month period “rolls”). The Form 144 must be filed at the time of placing the order to sell. A copy of Form 144 can usually be obtained from the broker effecting the sale or from the General Counsel’s office.
If the shares of Carpenter Technology stock to be sold by an affiliate are “restricted stock,” then the affiliate must also have held the shares of restricted stock for at least six months before they are sold, as discussed in the prior section.
Pre-Arranged Trading Plans
Rule 10b5-1 under the Exchange Act permits trades to be made on behalf of a person even while the person is aware of material nonpublic information, if and only if, all such trades are made pursuant to a pre-arranged contract, instruction, or written trading plan made at a time when the person was not in possession of such information.
Rule 10b5-1 provides defenses to insider trading liability. In order to be eligible to rely on the defenses under Rule 10b5-1, a person subject to this Trading Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If a plan meets the requirements of Rule 10b5-1, and is thus a Rule 10b5-1 Plan, securities

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Insider Trading Policies and Procedures

of the Company may be purchased or sold within such plan without regard to certain insider trading restrictions.

Specific trades pursuant to such a Rule 10b5-1 Plan are not subject to mandatory preclearance by the Compliance Officer. However, any member of the Restricted Group must obtain the written pre-approval of the Compliance Officer prior to (i) adopting any new Rule 10b5-1 Plan, or (ii) modifying, amending, or terminating any existing Rule 10b5-1 Plan.
Although specific trades pursuant to a Rule 10b5-1 Plan are not subject to insider trading liability or mandatory preclearance with the Compliance Officer, the following important protocols do apply:
•Good Faith Certification. All new Rule 10b5-1 Plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the applicable person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, at a time when such person was not in possession of material nonpublic information about the Company. All persons subject to this section of the Trading Policy seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying to that effect.
•Cooling-off Period for Directors and Executive Officers. New Rule 10b5-1 Plans submitted by a director or executive officer, and amendments or modifications to an existing plan, must provide for transactions to occur no earlier than the later of the date that is (i) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (ii) two business days following the disclosure by the Company of its financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted, amended or modified, provided that this mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan, or amendment or modification to an existing plan.
•Cooling-off Period for All Other Persons. New Rule 10b5-1 Plans adopted by any person subject to this Trading Policy, other than directors and executive officers, and amendments or modifications to an existing plan by such persons, must provide for transactions to occur no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to an existing plan.
•Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the person subject to this Trading Policy, provided the third party does not possess any material nonpublic information about the Company. Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
•Overlapping Plans. No person subject to this Trading Policy may maintain more than one active plan at the same time, without the pre-approval of the Compliance Officer. Multiple overlapping plans may be approved by the Compliance Officer in limited circumstances as permitted under Rule 10b5-1. This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Company securities to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.

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Insider Trading Policies and Procedures

•Single-Trade Plans. Only one “single-trade plan” may be utilized by a person subject to this Trading Policy in any twelve-month period. A single-trade plan is a Rule 10b5-1 Plan for the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans.
•Trades pursuant to a Rule 10b5-1 Plan are still subject to Rule 144 and Section 16, including mandatory two-business day reporting on Form 4.
•An 8-K filing will be completed for Rule 10b5-1 Plan adoptions, amendments and terminations for Section 16 officers.
The Company may designate, from time to time, additional transactions as being excepted from this Trading Policy.
Prohibition Against Hedging and Pledging Company Stock
No member of the Restricted Group shall hedge their ownership of Carpenter Technology stock, including short sales (a sale of securities that are not then owned) of Carpenter Technology securities, “a sale against the box” (a sale with delayed delivery of the Carpenter Technology securities) and the purchase of financial instruments (i.e., prepaid variable forward contracts, collars, equity swaps, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s stock. In addition, no member of the Restricted Group may trade in “puts” or “calls” (publicly traded options to sell or buy stock) in Carpenter Technology securities, or pledge Company stock for a loan using the Company stock as the collateral for such a loan.

Trading in the Securities of Other Companies
While this Trading Policy prohibits trading in Carpenter Technology securities when you are aware of material nonpublic information about Carpenter Technology, it also prohibits trading in securities of any other company at any time when you have material nonpublic information about such other company that you learned or acquired in the course of performing your duties for Carpenter Technology. This Trading Policy does not extend to trading in the securities of other companies where such trading is based upon your general knowledge of the industry and its prospects and not specific nonpublic information about Carpenter Technology or another company obtained as described above.
CERTIFICATIONS
Upon request, all employees and directors must certify to the Company their understanding of, prior compliance with and intent to comply in the future with these Policies. The form of such certification appears as Appendix II. If and when provided to you for execution, you must complete and sign the certification as instructed. At any time, a copy for execution may be obtained from the Compliance Officer.
Our directors, executive officers, and certain other key employees may be subject to additional or special restrictions on their transactions in our securities, and those may be communicated through a separate document. An enhanced form of certification may be used for such persons in lieu of or in addition to the form attached as Appendix II hereto.

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Insider Trading Policies and Procedures

APPENDIX I

Examples of Inside Information
“Inside information” is material nonpublic information, which means information that would likely affect the investment decision of a reasonable investor or significantly alter the mix of information upon which a reasonable person would likely make decisions about the Company or Company’s securities. Materiality can be a difficult determination, depending largely on the facts and circumstances of each situation. Therefore, if there is any question as to whether certain information is material, it should be reported to the Compliance Officer or the Information Officer. The ultimate decision as to whether or not information is material shall be made by the Information Officer, not by individual departments, operating groups, or personnel.
By way of example, the following list sets forth types of information that are generally regarded as material and should be reported. They are not, however, the only items that could constitute material information.
i.financial results or projections;
ii.changes in financial condition or asset value;
iii.negotiations for the acquisition or disposition of significant assets;
iv.capital investment plans and changes in such plans;
v.material litigation, administrative actions or governmental investigations concerning the Company or any of its officers or directors;
vi.major financings or borrowings;
vii.significant personnel changes;
viii.entering into significant contracts with new or existing customers;
ix.material changes in development or implementation schedules for a significant project or initiative;
x.changes in accounting methods and write-offs; and
xi.any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s earnings or prospects for growth or expansion.
Pending review by the Information Officer of information reported to him or her, no employee shall discuss or disclose such information with or to any other employee or outside contact, unless such individual has a clear right and need-to-know such information in order to fulfill job responsibilities. Under no circumstances should any employee discuss such information with family, relatives or business or social acquaintances.

© 2024 Carpenter Technology Corporation. All rights reserved.

Insider Trading Policies and Procedures

APPENDIX II

CARPENTER TECHNOLOGY CORPORATION

Inside Information Disclosure
and Securities Trading Certification
I hereby certify that:
1.I have read and understand the Carpenter Technology Corporation (the “Company”) Insider Trading Policies and Procedures (the “Insider Trading Policies”). I understand that the Company’s Compliance Officer is available to answer any questions I have regarding the Insider Trading Policies.
2.For the period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policies as applicable to me.
3.I will continue to comply with the Insider Trading Policies for as long as I am subject to the Insider Trading Policies.

Signature:
Date:
Print name:

© 2024 Carpenter Technology Corporation. All rights reserved.